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                                                                      Exhibit 11

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                        UNITED TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS



                                                             Three Months Ended
                                                                  March 31,
In Millions of Dollars (except per share amounts)             1994          1993

Earnings applicable to Common Stock                     $        95    $        53
Add back of Common Stock dividend upon assumed
  conversion of ESOP Preferred Stock                              6              5

Fully diluted net earnings for period                   $       101    $        58

Average number of common shares outstanding during
  period (four month-end average)                       129,320,635    124,823,255
Fully diluted average number of common shares
  outstanding, assuming all outstanding convertible
  securities had been converted on the dates of issue   141,941,730    137,680,483

Primary earnings per common share                       $       .73    $       .43
Fully diluted earnings per common share                 $       .71    $       .42


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